Exhibit 1.1

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
MEDIWOUND LTD.

A COMPANY LIMITED BY SHARES
UNDER THE COMPANIES LAW, 5759 – 1999

INTERPRETATION

1.

1.1.	In these Articles, unless the context requires another meaning the words in the first column of the following table shall have the meanings set opposite them in the second column:

“Alternate Nominee”	as defined in Article 77.1;
“Articles”	these Articles of Association, as amended from time to time by a Resolution (as defined below);
“Auditors”	the auditors of the Company;
“Board of Directors”	all of the directors of the Company holding office pursuant to these Articles, including alternates, substitutes or proxies;
“Chief Executive Officer”	chief executive officer of the Company;
“Chairman of the Board of Directors”	as defined in Article 81;
“Companies Law”
the Israeli Companies Law, 5759-1999,  as amended from time to time, including the regulations promulgated thereunder, or any other law which may come in its stead, including all amendments made thereto;

“Company”	MediWound Ltd. or מדיוונד בע"מ;
“Committee of Directors”	as defined in Article 93;
“Compensation Committee”	as defined in the Companies Law;
“Deed of Transfer”	as defined in Article 44;
“Derivative Transaction”	as defined in Article 56;
“Effective Time”	the closing of the initial underwritten public offering of the Company’s Ordinary Shares, at which time these Articles shall first become effective;

“Director(s)”	a member or members of the Board of Directors elected to hold office as director(s);

“External Directors”	as defined in the Companies Law;
“General Meetings”	all annual and extraordinary meetings of the Shareholders;
“Incapacitated Person”
as defined under the Israeli Legal Capacity and Guardianship Law, 5722-1962, as amended from time to time, including a minor who has not yet attained the age of 18 years, a person unsound of mind and a bankrupt in respect of whom no rehabilitation has been granted;

“NIS”	New Israeli Shekels;
“Nominees”	as defined in Article 77.1;
“Ordinary Shares”	as defined in Article 6;
“Office”	the registered office of the Company at that time;
“Office Holder”	as defined in the Companies Law;
“Person”	includes an individual, corporation, company, cooperative society, partnership, trust of any kind or any other body of persons, whether incorporated or otherwise;
“Proposal Request”	as defined in Article 56;
“Proposing Shareholder”	as defined in Article 56;
“Register”	the Register of Shareholders administered in accordance with the Companies Law;
“Resolution”
a resolution of Shareholders. Except as required under the Companies Law or these Articles, any Resolution shall be adopted by a majority of the voting power present and voting at the applicable General Meeting, in person or by proxy;

“Rights”	as defined in Article 113.1;
“Shareholder(s)”	shall mean the shareholder(s) of the Company, at any given time;
“Special Fund”	as defined in Article 113.1;
“Transferor”	as defined in Article 44;
“Transferee”	as defined in Article 44;
“U.S. Rules”	the applicable rules of the NASDAQ Stock Market and the U.S. securities rules and regulations, as amended from time to time; and
“writing”	handwriting, typewriting, photography, telex, email or any other legible form of writing.

1.2.
Subject to the provisions of this Article 1, in these Articles, unless the context necessitates another meaning, terms and expressions which have been defined in the Companies Law shall have the meanings ascribed to them therein.

1.3.
Words in the singular shall also include the plural, and vice versa. Words in the masculine shall include the feminine and vice versa, and words which refer to persons shall also include corporations, and vice versa.

1.4.	The captions to articles in these Articles are intended for the convenience of the reader only, and no use shall be made thereof in the interpretation of these Articles.

LIMITED LIABILITY

2.
The Company is a limited liability company and therefore each shareholder’s obligations for the Company’s obligations shall be limited to the payment of the nominal value of the shares held by such shareholder, subject to the provisions of the Companies Law.

THE COMPANY’S OBJECTIVES

3.
The Company’s objectives are to conduct all types of business as are permitted by law. The Company may donate a reasonable amount of money for any purpose that the Board of Directors finds appropriate, even if the donation is not for business considerations or for the purpose of achieving profits for the Company.

THE BUSINESS

4.
Any branch or type of business that the Company is authorized to engage in, either expressly or implied, may be commenced or engaged in by the Board of Directors at all or any time as it deems fit. The Board of Directors shall be entitled to cease the conduct of any such branch or type of business, whether or not the actual conduct thereof has commenced at its own discretion.

REGISTERED OFFICE

5.	The registered office shall be at such place as is decided from time to time by the Board of Directors.

SHARE CAPITAL

6.	The share capital of the Company shall consist of NIS 500,000 divided into 50,000,000 Ordinary Shares, of a nominal value of NIS 0.01 each (the “Ordinary Shares”).

RIGHTS ATTACHING TO THE ORDINARY SHARES

7.

7.1.
The Ordinary Shares in respect of which all calls have been fully paid shall confer on the holders thereof the right to attend and to vote at General Meetings of the Company, both ordinary as well as extraordinary meetings.

7.2.
The Ordinary Shares shall confer on a holder thereof the right to receive a dividend, to participate in a distribution of bonus shares and to participate in the distribution of the assets of the Company upon its winding-up, pro rata to the nominal amount paid up on the shares or credited as paid up in respect thereof, and without reference to any premium which may have been paid in respect thereof.

MODIFICATION OF CLASS RIGHTS

8.

8.1.
Subject to applicable law, if at any time the share capital of the Company is divided into different classes of shares and unless the terms of issue of such class of shares otherwise stipulate, the rights attaching to any class of shares (including rights prescribed in the terms of issue of the shares) may be altered, modified or canceled, by a Resolution passed at a separate General Meeting of the Shareholders of that class.

8.2.
The provisions contained in these Articles with regard to General Meetings shall apply, mutatis mutandis as the case may be, to every General Meeting of the holders of each such class of the Company’s shares.

8.3.
Unless otherwise provided by these Articles, the increase of an authorized class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 8.30, to modify or abrogate the rights attached to previously issued shares of such class or of any other class.

UNISSUED SHARE CAPITAL

9.
The unissued shares in the capital of the Company shall be under the control of the Board of Directors, which shall be entitled to allot or otherwise grant the same to such Persons under such restrictions and conditions as it shall deem fit, whether for consideration or otherwise, and whether for consideration in cash or for consideration which is not in cash, above their nominal value or at a discount, all on such conditions, in such manner and at such times as the Board of Directors shall deem fit, subject to the provisions of the Companies Law. The Board of Directors shall be entitled, inter alia, to differentiate between Shareholders with regard to the amounts of calls in respect of the allotment of shares (to the extent that there are calls) and with regard to the time for payment thereof. The Board of Directors may also issue options or warrants for the purchase of shares of the Company and prescribe the manner of the exercise of such options or warrants, including the time and price for such exercise and any other provision which is relevant to the method for distributing the issued shares of the Company amongst the purchasers thereof.

10.
The Board of Directors shall be entitled to prescribe the times for the issue of shares of the Company and the conditions therefore and any other matter which may arise in connection with the issue thereof.

11.
In every case of a rights offering the Board of Directors shall be entitled, in its discretion, to resolve any problems and difficulties arising or that are likely to arise in regard to fractions of rights, and without prejudice to the generality of the foregoing, the Board of Directors shall be entitled to specify that no shares shall be allotted in respect of fractions of rights, or that fractions of rights shall be sold and the (net) proceeds shall be paid to the persons entitled to the fractions of rights, or, in accordance with a decision by the Board of Directors, to the benefit of the Company.

11A.
The Company may, subject to applicable law, issue redeemable shares and redeem the same. Shares issued by the Company may be redeemable upon terms and conditions to be set forth in a written agreement between the Company and the holder of such shares.

INCREASE OF AND ALTERATIONS TO CAPITAL

12.
The Company may, from time to time, by a Resolution, increase its share capital by way of the creation of new shares, whether or not all the existing shares have been issued up to the date of the resolution, whether or not it has been decided to issue same, and whether or not calls have been made on all the issued shares.

13.
The increase of share capital shall be in such amount and divided into shares of such nominal value, and with such restrictions and conditions and with such rights and privileges as the Resolution dealing with the creation of the shares prescribes, and if no provisions are contained in the Resolution, then as the Board of Directors shall prescribe.

14.
Unless otherwise stated in the Resolution approving the increase of the share capital, the new shares shall be subject to those provisions in regard to issue, allotment, alteration of rights, payment of calls, liens, forfeiture, transfer, transmission and other provisions which apply to the shares of the Company.

15.	By Resolution, the Company may, subject to any applicable provisions of the Companies Law:

15.1.	consolidate its existing share capital, or any part thereof, into shares of a larger denomination than the existing shares;

15.2.
sub-divide its share capital, in whole or in part, into shares of a smaller denomination than the nominal value of the existing shares and without prejudice to the foregoing, one or more of the shares so created may be granted any preferred or deferred rights or any special rights with regard to dividends, participation in assets upon winding-up, voting and so forth, subject to the provisions of these Articles;

15.3.	reduce its share capital; or

15.4.	cancel any shares which on the date of passing of the Resolution have not been issued and to reduce its share capital by the amount of such shares.

16.
In the event that the Company shall adopt any of the Resolutions described in Article 15 above, the Board of Directors shall be entitled to prescribe arrangements necessary in order to resolve any difficulty arising or that are likely to arise in connection with such Resolutions, including, in the event of a consolidation, it shall be entitled to (i) allot, in contemplation of or subsequent to such consolidation or other action, shares or fractional shares sufficient to preclude or remove fractional share holdings; (ii) redeem, in the case of redeemable shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings; (iii) round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares; or (iv) cause the transfer of fractional shares by certain Shareholders to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and, cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this Article 16

SHARE CERTIFICATES

17.
To the extent shares are certificated, share certificates evidencing title to the shares of the Company shall be issued under the seal or rubber stamp of the Company, and together with the signatures of two members of the Board of Directors, or one Director together with the Chief Executive Officer, the Chief Financial Officer, the Secretary of the Company or any other person designated by the Board of Directors. The Board of Directors shall be entitled to decide that the signatures be effected in any mechanical or electronic form, provided that the signature shall be effected under the supervision of the Board of Directors in such manner as it prescribes.

18.	Every Shareholder shall be entitled, free of charge, to one certificate in respect of all the shares of a single class registered in his name in the Register.

19.
The Board of Directors shall not refuse a request by a Shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of the Board of Directors, unreasonable. Where a Shareholder has sold or transferred some of his shares, he shall be entitled, free of charge, to receive a certificate in respect of his remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.

20.	Every share certificate shall specify the number of the shares in respect of which such certificate is issued and also the amounts which have been paid up in respect of each share.

21.
No Person shall be recognized by the Company as having any right to a share unless such Person is the registered owner of the shares in the Register. The Company shall not be bound by and shall not recognize any right or privilege pursuant to the laws of equity, or a fiduciary relationship or a chose in action, future or partial, in any share, or a right or privilege to a fraction of a share, or (unless these Articles otherwise direct) any other right in respect of a share, except the absolute right to the share as a whole, where same is vested in the owner registered in the Register.

22.
A share certificate registered in the names of two or more persons shall be delivered to one of the joint holders, and the Company shall not be obliged to issue more than one certificate to all the joint holders of shares and the delivery of such certificate to one of the joint holders shall be deemed to be delivery to all of them.

23.
If a share certificate should be lost, destroyed or defaced, the Board of Directors shall be entitled to issue a new certificate in its place, provided that the certificate is delivered to it and destroyed by it, or it is proved to the satisfaction of the Board of Directors that the certificate was lost or destroyed and security has been received to its satisfaction in respect of any possible damages and after payment of such amount as the Board of Directors shall prescribe.

CALLS ON SHARES

24.
The Board of Directors may from time to time, in its discretion, make calls on Shareholders in respect of amounts which are still unpaid in respect of the shares held by each of the Shareholders (including premiums), and the terms of issue which do not prescribe that same be paid at fixed times, and every Shareholder shall be obliged to pay the amount of the call made on him, at such time and at such place as stipulated by the Board of Directors.

25.
In respect of any such call, prior notice of at least fourteen (14) business days shall be given, stating to whom the amount called is to be paid, the time for payment and the place thereof, provided that prior to the due date for payment of such call, the Board of Directors may, by written notice to the Shareholders to which the call was made, cancel the call or extend the date of payment thereof.

26.
If according to the terms of issue of any share, or otherwise, any amount is required to be paid at a fixed time or in installments at fixed times, whether the payment is made on account of the share capital in respect of the share or in form of a premium, every such payment or every such installment shall be paid as if it was a call duly made by the Board of Directors, in respect of which notice was duly given, and all the provisions contained in these Articles in regard to calls shall apply to such amount or to such installment.

27.	Joint holders of a share shall be jointly and severally liable for the payment of all installments and calls due in respect of such share.

28.
In the event that a call or installment due on account of a share is not paid on or before the date fixed for payment thereof, the holder of the share, or the Person to whom the share has been allotted, shall be obliged to pay linkage differentials and interest on the amount of the call or the installment, at such rate as shall be determined by the Board of Directors, commencing from the date fixed for the payment thereof and until the date of actual payment. The Board of Directors may, however, waive the payment of the linkage differentials or the interest or part thereof.

29.
A Shareholder shall not be entitled (i) to receive a dividend and (ii) to exercise any right as a Shareholder, including but not limited to, the right to attend and vote at a General Meeting of any type and to transfer the shares to another; unless he has paid all the calls payable from time to time and which apply to any of his shares, whether he holds same alone or jointly with another, plus linkage differentials, interest and expenses, if any.

30.
The Board of Directors may, if it deems fit, accept payment from a Shareholder wishing to advance the payment of all moneys which remain unpaid on account of his shares, or part thereof which are over and above the amounts which have actually been called, and the Board of Directors shall be entitled to pay such Shareholder linkage differentials and interest in respect of the amounts paid in advance, or that portion thereof which exceeds the amount called for the time being on account of the shares in respect of which the advance payment is made, at such rate as is agreed upon between the Board of Directors and the Shareholder, with this being in addition to dividends payable (if any) on the paid-up portion of the share in respect of which the advance payment is made.

The Board of Directors may, at any time, repay the amount paid in advance as aforesaid, in whole or in part, in its sole discretion, without premium or penalty. Nothing in this Article 30 shall derogate from the right of the Board of Directors to make any call for payment before or after receipt by the Company of any such advance.

FORFEITURE AND LIEN

31.
If a Shareholder fails to make payment of any call or other installment on or before the date fixed for the payment thereof, the Board of Directors may, at any time thereafter and for as long as the part of the call or installment remains unpaid, serve on such Shareholder a notice demanding that he make payment thereof, together with the linkage differentials and interest at such rate as is specified by the Board of Directors and all the expenses incurred by the Company in consequence of such non-payment.

32.
The notice shall specify a further date, which shall be at least fourteen (14) business days after the date of the delivery of the notice, and a place or places at which such call or installment is to be paid, together with linkage differentials and interest and expenses as aforesaid. The notice shall further state that, if the amount is not paid on or before the date specified, and at the place mentioned in such notice, the shares in respect of which the call was made, or the installment is due, shall be liable to forfeiture.

33.
If the demands contained in such notice are not complied with the Board of Directors may treat the shares in respect of which the notice referred to in Articles 31 and 32 was given as forfeited. Such forfeiture shall include all dividends, bonus shares and other benefits which have been declared in respect of the forfeited shares which have not actually been paid prior to the forfeiture.

34.
Any share so forfeited or waived shall be deemed to be the property of the Company and the Board of Directors shall be entitled, subject to the provisions of these Articles and the Companies Law, to sell, re-allot or otherwise dispose thereof, as it deems fit, whether the amount paid previously in respect of that share is credited, in whole or in part.

35.	The Board of Directors may, at any time before any share forfeited as aforesaid is sold or re-allotted or otherwise dispose of, cancel the forfeiture on such conditions as it deems fit.

36.
Any Person whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares, but shall, nonetheless remain liable for the payment to the Company of all calls, installments, linkage differentials, interest and expenses due on account of or in respect of such shares on the date of forfeiture, in respect of the forfeited shares, together with interest on such amounts reckoned from the date of forfeiture until the date of payment, at such rate as the Board of Directors shall from time to time specify. However, such Person’s liability shall cease after the Company has received all the amounts called in respect of the shares as well as any expenses incurred by the Company relating to collecting the amounts called. The Board of Directors shall be entitled to collect the moneys which have been forfeited, or part thereof, as it shall deem fit, but it shall not be obliged to do so.

37.
The provisions of these Articles in regard to forfeiture shall also apply to cases of non-payment of any amount, which, according to the terms of issue of the share, or which under the conditions of allotment the due date for payment of which fell on a fixed date, whether this be on account of the nominal value of the share or in the form of a premium, as if such amount was payable pursuant to a call duly made and notified.

38.
The Company shall have a first and paramount lien over all the shares which have not been fully paid up and which are registered in the name of any Shareholder (whether individually or jointly with others) and also over the proceeds of the sale thereof, as security for the debts and obligations of such Shareholder to the Company and his contractual engagements with it, either individually or together with others. This right of lien shall apply whether or not the due date for payment of such debts or the fulfillment or performance of such obligations has arrived, and no rights in equity shall be created in respect of any share, over which there is a lien as aforesaid. The aforesaid lien shall apply to all dividends or benefits which may be declared, from time to time, on such shares, unless the Board of Directors shall decide otherwise.

39.
In order to foreclose on such lien, the Board of Directors may sell the shares under lien at such time and in such manner as, it shall deem fit, but no share may be sold unless the period referred to below has elapsed and written notice has been given to the Shareholder, his trustee, liquidator, receiver, the executors of his estate, or anyone who acquires a right to shares in consequence of the bankruptcy of a Shareholder, as the case may be, stating that the Company intends to sell the shares, if he or they should fail to pay the aforesaid debts, or fail to discharge or fulfill the aforesaid obligations within fourteen (14) business days from the date of the delivery of the notice.

40.
The net proceeds of any such sale of shares, as contemplated by Article 39 above, after deduction of the expenses of the sale, shall serve for the discharge of the debts of such shareholder or for performance of such Shareholder’s obligations (including debts, undertakings and contractual engagements the due date for the payment or performance of which has arrived) and the surplus, if any, shall be paid to the Shareholder, his trustee, liquidator, receiver, guardians, the executors of his estate, or to his successors-in-title.

41.
In every case of a sale following forfeiture or waiver, or for purposes of executing a lien by exercising all of the powers conferred above, the Board of Directors shall be entitled to appoint a person to sign an instrument of transfer of the shares sold, and to arrange for the registration of the name of the buyer in the Register in respect of the shares sold.

42.
An affidavit signed by the Chairman of the Board of Directors that a particular share of the Company was forfeited, waived or sold by the Company by virtue of a lien, shall serve as conclusive evidence of the facts contained therein as against any person claiming a right in the share. The purchaser of a share who relies on such affidavit shall not be obliged to investigate whether the sale, re-allotment or transfer, or the amount of consideration and the manner of application of the proceeds of the sale, were lawfully effected, and after his name has been registered in the Register he shall have a full right of title to the share and such right shall not be adversely affected by a defect or invalidity which occurred in the forfeiture, waiver, sale, re-allotment or transfer of the share.

TRANSFER AND TRANSMISSION OF SHARES

43.
No transfer of shares shall be registered unless a proper instrument of transfer is delivered to the Company or, in the case of shares registered with a transfer agent, delivered to such transfer agent or to such other place specified for this purpose by the Board of Directors. Subject to the provisions of these Articles, an instrument of transfer of a share in the Company shall be signed by the transferor and the transferee. The Board of Directors may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on the Nasdaq Global Market or on any other stock exchange.  The transferor shall be deemed to remain the holder of the share up until the time the name of the transferee is registered in the Register in respect of the transferred share.

44.
Insofar as the circumstances permit, the instrument of transfer of a share shall be substantially in the form set out below, or in any other form that the Board of Directors may approve (the “Deed of Transfer”).

I _______________, I.D. _______________ of _______________ (the “Transferor”), in consideration for an amount of NIS _______________ (in words) paid to me by _______________ I.D. _______________ of _______________ (hereinafter: the “Transferee”), hereby transfer to the Transferee _______________ ______________ shares of nominal value NIS _______________ each, marked with the numbers _______________ to _______________ (inclusive) of a company known as MediWound Ltd., to be held by the Transferee, the acquires of his rights and his successors-in title, under all the same conditions under which I held same prior to the signing of this instrument, and I, the Transferee, hereby agree to accept the aforementioned share in accordance with the above mentioned conditions.

In witness whereof we have hereunto signed this _____ day of _______ 20__.

Transferor _______________ Transferee _______________

Witnesses to Signature _______________

45.	The Company may close the transfer registers and the Register for such period of time as the Board of Directors shall deem fit.

46.
Every instrument of transfer shall be submitted to the Office or to such other place as the Board of Directors shall prescribe, for purposes of registration, together with the share certificates to be transferred, or if no such certificate was issued, together with a letter of allotment of the shares to be transferred, and/or such other proof as the Board of Directors may demand in regard to the transferor’s right of title or his right to transfer the shares. The Board of Directors shall have the right to refuse to recognize an assignment of shares until the appropriate securities under the circumstances have been provided, as shall be determined by the Board of Directors in a specific case or from time to time in general. Instruments of transfer which serve as the basis for transfers that are registered shall remain with the Company.

47.	Every instrument of transfer shall relate to one class of shares only, unless the Board of Directors shall otherwise agree.

48.
The executors of the will or administrator of a deceased Shareholder’s estate (such Shareholder not being one of a joint owners of a share) or, in the absence of an administrator of the estate or executor of the will, the persons specified in Article 49 below, shall be entitled to demand that the Company recognize them as owners of rights in the share. The provisions of Article 46 above shall apply, mutatis mutandis, also in regard to this Article.

49.
In the case of the death of one of the holders of a share registered in the names of two or more Persons, the Company shall recognize only the surviving owners as Persons having rights in the share. However, the aforementioned shall not be construed as releasing the estate of a deceased joint Shareholder from any and all undertakings in respect of the shares. Any Person who shall become an owner of shares following the death of a Shareholder shall be entitled to be registered as owner of such shares after having presented to an officer of the Company to be designated by the Chief Executive Officer an inheritance order or probation order or order of appointment of an administrator of estate and any other proof as required - if these are sufficient in the opinion of such officer - testifying to such Person’s right to appear as shareholder in accordance with these Articles, and which shall testify to his title to such shares. The provisions of Article 46 above shall apply, mutatis mutandis, also in regard to this Article.

50.
The receiver or liquidator of a Shareholder who is a company or the trustee in bankruptcy or the official receiver of a Shareholder who is bankrupt, upon presenting appropriate proof to the satisfaction of an officer of the Company to be designated by the Chief Executive Officer that such Shareholder has the right to appear in this capacity and which testifies to such Shareholder’s title, may, with the consent of the Board of Directors (the Board of Directors shall not be obligated to give such consent) be registered as the owner of such shares. Furthermore, such Shareholder may assign such shares in accordance with the rules prescribed in these Articles. The provisions of Article 46 above shall apply, mutatis mutandis, also in regard to this Article.

51.
A Person entitled to be registered as a Shareholder following assignment pursuant to these Articles shall be entitled, if approved by the Board of Directors and to the extent and under the conditions prescribed by the Board of Directors, to dividends and any other monies paid in respect of the shares, and shall be entitled to give the Company confirmation of the payments; however, he shall not be entitled to be present or to vote at any General Meeting of the Company or, subject to the provisions of these Articles, to make use of any rights of Shareholders, until he has been registered as owner of such shares in the Register.

GENERAL MEETING

52.
A General Meeting shall be held at least once in every year, not later than 15 (fifteen) months after the last General Meeting, at such time and at such place as the Board of Directors shall determine. Such General Meeting shall be called an annual meeting, and all other meetings of the Shareholders shall be called extraordinary meetings.

53.	The Board of Directors may call an extraordinary meeting whenever it sees fit to do so.

54.	The Board of Directors shall be obliged to call an extraordinary meeting upon a requisition in writing in accordance with the Companies Law.

55.
The Company shall provide prior notice in regard to the holding of an annual meeting or an extraordinary meeting in accordance with the requirements of these Articles, the Companies Law and the regulations promulgated thereunder. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, in counting the number of days of prior notice given, the day of publication of notice shall not be counted, but the day of the meeting shall be counted. The notice shall specify those items and contain such information as shall be required by the Companies Law, the regulations promulgated thereunder and any other applicable law and regulations.

56.
Any Shareholder (a “Proposing Shareholder”)requesting to add an item to the agenda of a General Meeting may submit such a request (a “Proposal Request”) in accordance with the Companies Law.  Subject to any requirements under the Law, to be considered timely and thereby be added to such agenda, a Proposal Request must be delivered, either in person or by certified mail, postage prepaid, and received at the Office, (i) in the case of a General Meeting that is an annual meeting, no less than sixty (60) days nor more than one-hundred twenty (120) days prior to the date of the first anniversary of the preceding year’s annual meeting, provided, however, that, in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the Proposing Shareholder to be timely must be so received not earlier than the close of business one-hundred twenty (120) days prior to such annual meeting and not later than the close of business on the later of ninety (90) days prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made, and (ii) in the case of a General Meeting that is an extraordinary meeting, no earlier than one-hundred twenty (120) days prior to such extraordinary meeting and no later than sixty (60) days prior to such extraordinary meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made, subject to applicable law.

In no event shall the public announcement of an adjournment or postponement of a General Meeting commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.  Subject to any requirements under the Companies Law, nominations of persons for election to the Board of Directors may only be made at an extraordinary meeting if directors are to be elected at such meeting (a) by or at the direction of the Board of Directors, or (b) by any shareholder who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Article.  Such request shall also set forth: (i) the name and address of the Proposing Shareholder making the request; (ii) a representation that the Proposing Shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; (iii) a description of all arrangements or understandings between the Proposing Shareholder and any other Person or Persons (naming such Person or Persons) in connection with the subject which is requested to be included in the agenda; (iv) a description of all Derivative Transactions (as defined below) by the Proposing Shareholder during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (v) a declaration that all the information that is required under the Companies Law and any other applicable law to be provided to the Company in connection with such subject, if any, has been provided. Furthermore, the Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a subject in the agenda of a General Meeting, as the Board of Directors may reasonably require.

A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (a) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (b) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (c) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (d) which provides the right to vote or increase or decrease the voting power of such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the shares or other securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.  The information required pursuant to this Article 56 shall be updated as of the record date of the General Meeting, five (5) business days before the General Meeting, and any adjournment or postponement thereof.

57.
Subject to Article 65 below, in the event that the Company has established that an adjourned meeting shall be held on such date which is later than the date provided for in Section 78(b) of the Companies Law, such later date shall be included in the notice. The Company may add additional places for Shareholders to review the full text of the proposed resolutions, including an internet site.  The notice shall be provided in the manner prescribed below under the heading “Notices” in Articles 128 to 131 below.

PROCEEDINGS AT GENERAL MEETING

58.
No business shall be conducted at a General Meeting unless a quorum is present, and no resolution shall be passed unless a quorum is present at the time the resolution is voted on. Except in cases where it is otherwise stipulated, a quorum shall be constituted when there are personally present, or represented by proxy, at least two (2) Shareholders who hold, in the aggregate, at least 25% of the voting rights in the Company. A proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders he represents.

59.
If within half an hour from the time appointed for the meeting, a quorum is not present, without there being an obligation to notify the Shareholders to that effect, the meeting shall be adjourned to the same day, in the following week, at the same hour and at the same place or to a later time and date if so specified in the notice of the meeting, unless such day shall fall on a statutory holiday (either in Israel or in the United States), in which case the meeting will be adjourned to the first business day afterwards which is not a statutory holiday.

If the original meeting was convened upon requisition under Section 63 of the Companies Law, one or more Shareholders, present in person or by proxy, and holding the number of shares required for making such requisition, shall constitute a quorum at the adjourned meeting, but in any other case any two (2) Shareholders present in person or by proxy, shall constitute a quorum at the adjourned meeting.

60.
The Chairman of the Board of Directors, or any other Person appointed for this purpose by the Board of Directors, shall preside at every General Meeting.  If within fifteen (15) minutes from the time appointed for the meeting, the designated chairman for the meeting shall not be present, the Shareholders present at the meeting shall elect one of their number to serve as chairman of the meeting.

61.
Resolutions at the General Meeting shall be passed in accordance with the definition of “Resolution” set forth in Article 1.1 above, unless otherwise required by Companies Law or these Articles. Every vote at a General Meeting shall be conducted according to the number of votes to which each Shareholder is entitled on the basis of the number of Ordinary Shares held by such Shareholder (in accordance with the provisions of Article 7.1 above).

62.
Where a poll has been demanded, the chairman of the meeting shall be entitled - but not obliged - to accede to the demand. Where the chairman of the meeting has decided to hold a poll, such poll shall be held in such manner, at such time and at such place as the chairman of the meeting directs, either immediately or after an interval or postponement, or in any other way, and the results of the vote shall be deemed to be the Resolution at the meeting at which the poll was demanded. A person demanding a poll may withdraw his demand prior to the poll being held.

63.	A demand for the holding of a poll shall not prevent the continued business of the meeting on all other questions apart of the question in respect of which a poll was demanded.

64.
The announcement by the chairman of the meeting that a Resolution has been passed unanimously or by a particular majority, or has been rejected, and a note recorded to that effect in the Company’s minute book, shall serve as prima facie proof of such fact, and there shall be no necessity for proving the number of votes or the proportion of votes given for or against the Resolution, unless otherwise required under applicable law and regulation.

65.
The Chairman of a General Meeting at which a quorum is present may, with the consent of holders of a majority of the voting power represented in person and by proxy and voting on the question of adjournment, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. Subject to these Articles, it shall not be necessary to give any notice of an adjournment unless the meeting is adjourned for more than twenty-one (21) days, in which case notice thereof shall be given in the manner required for the meeting as originally called.  Where a General Meeting has been adjourned without changing its agenda, to a date which is not more than twenty-one (21) days, notices shall be given for the new date, as early as possible, and by no later than seventy-two (72) hours before the General Meeting.

VOTES OF SHAREHOLDERS

66.	The voting rights of every shareholder entitled to vote at a General Meeting shall be as set forth in Article 7.1 of these Articles.

67.
In the case of joint Shareholders, the vote of the senior joint holder, given personally or by proxy, shall be accepted, to the exclusion of the vote of the remaining joint Shareholders, and for these purposes the senior of the joint Shareholders shall be the Person amongst the joint holders whose name appears first in the Register.

68.
A Shareholder who is an Incapacitated Person may vote solely through his guardian or other person who fulfills the function of such guardian and who was appointed by a court, and any guardian or other person as aforesaid shall be entitled to vote by way of a proxy, or in such manner as the court directs.

69.
Any corporation which is a Shareholder of the Company shall be entitled, by way of resolution of its board of directors or another organ which manages said corporation, to appoint such person which it deems fit, whether or not such person is a Shareholder of the Company, to act as its representative at any General Meeting of the Company or at a meeting of a class of shares in the Company which such corporation is entitled to attend and to vote thereat, and the appointed as aforesaid shall be entitled, on behalf of the corporation whom he represents, to exercise all of the same powers and authorities which the corporation itself could have exercised had it been a natural person holding shares of the Company.

70.
Every Shareholder who is entitled to attend and vote at a General Meeting of the Company, shall be entitled to appoint a proxy. A proxy can be appointed by more than one Shareholder, and vote in different ways on behalf of each principal.

The instrument appointing a proxy shall be in writing signed by the Person making the appointment or by his authorized representative, and if the Person making the appointment is a corporation, the power of attorney shall be signed in the manner in which the corporation signs on documents which bind it, and a certificate of an attorney with regard to the authority of the signatories to bind the corporation shall be attached thereto. The proxy need not be a shareholder of the Company.

71.
The instrument appointing a proxy, or a copy thereof certified by an attorney, shall be lodged at the Office, or at such other place as the Board of Directors shall specify, not less than forty-eight (48) hours prior to the meeting at which the proxy intends to vote based on such instrument of proxy. Notwithstanding the above, the chairman of the meeting shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept any and all instruments of proxy until the beginning of a General Meeting. A document appointing a proxy shall be valid for every adjourned meeting of the meeting to which the document relates.

72.
Every instrument appointing a proxy, whether for a meeting specifically indicated, or otherwise, shall, as far as circumstances permit, be substantially in the following form, or in any other form approved by the Board of Directors:

I ______________ of ______________ being a shareholder holding voting shares in MediWound Ltd., hereby appoint Mr. ______________ of ______________ or failing him, Mr. ______________ of ______________, or failing him, Mr. ______________ of ______________, to vote in my name, place and stead at the (ordinary/extraordinary) General Meeting of the Company to be held on the ____ of ______ 20__, and at any adjourned meeting thereof.

In witness whereof I have hereto set my hand on the _____ day of _____.

73.	No Shareholder shall be entitled to vote at a General Meeting unless he has paid all of the calls and all of the amounts due from him, for the time being, in respect of his shares.

74.
A vote given in accordance with the instructions contained in an instrument appointing a proxy shall be valid notwithstanding the death or bankruptcy of the appointer, or the revocation of the proxy, or the transfer of the share in respect of which the vote was given as aforesaid, unless notice in writing of the death, revocation or transfer is received at the Office, or by the chairman of the meeting, prior to such vote.

75.
Subject to the Companies Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the chairman of the meeting, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy, provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 71 hereof, or (ii) if the appointing shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the chairman of such meeting of written notice from such shareholder of the revocation of such appointment, or if and when such Shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing Shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 75 at or prior to the time such vote was cast.

THE BOARD OF DIRECTORS

76.
Unless otherwise resolved by a Resolution, the prescribed number of Directors of the Company shall be between five (5) and nine (9) (including the External Directors), as may be fixed, from time to time, by the Board of Directors. At any time the minimum number of Directors (other than the External Directors) shall not fall below three (3). Any Director shall be eligible for re-election upon termination of his term of office, subject to applicable law.

77.

77.1.
Prior to every annual General Meeting of the Company, the Board of Directors of the Company (or a Committee of Directors) shall select, via a resolution adopted by a majority of the Board of Directors (or such committee), a number of persons to be proposed to the Shareholders for election as directors of the Company at such annual General Meeting for service until the annual General Meeting to be held in the next year following the year of their election (the “Nominees”). Any shareholder entitled under applicable law to nominate one or more persons for election as directors at a General Meeting (each such person, an “Alternate Nominee”) may make such nomination only if a written notice of such shareholder’s intent to make such nomination or nominations has been given to the Secretary of the Company (or, if there is no such Secretary, the Chief Executive Officer).  Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the Alternate Nominees; (b) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting (including the number of shares held of record by the shareholder) and intends to appear in person or by proxy at the meeting to nominate the Alternate Nominees; (c) a description of all arrangements or understandings between the shareholder and each Alternate Nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and (d) the consent of each Alternate Nominee to serve as a director of the Company if so elected and a declaration signed by each Alternate Nominee declaring that there is no limitation under the Companies Law for the appointment of such a nominee and that all of the information that is required under the Companies Law to be provided to the Company in connection with such an appointment has been provided.  The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

77.2.	The Nominees or Alternate Nominees shall be elected by a Resolution at the annual General Meeting at which they are subject to election.

77.3.
Every director shall hold office until the end of the next annual General Meeting following the annual General Meeting at which he was elected, unless his office is vacated in accordance with Article 79 or Article 82 below. If, at an annual General Meeting, no Nominees or Alternate Nominees are elected, the directors then in office shall continue to hold office until the convening of a General Meeting at which Nominees or Alternate Nominees shall be elected.

77.4.
If the office(s) of members(s) of the Board of Directors shall be vacated, the remaining members of the Board of Directors shall be entitled to appoint additional director(s) in place of the director(s) whose office(s) have been vacated, for a term of office equal to the remaining period of the term of office of the director(s) whose office(s) have been vacated.

78.
The Directors in their capacity as such shall be entitled to receive remuneration as shall be determined in compliance with the Companies Law and the regulations promulgated thereunder.  The conditions (including remuneration) of the terms of office of members of the Board of Directors shall be decided by the Board of Directors and/or any committee thereof, but the same shall be valid only if ratified in the manner required under the Companies Law.  The remuneration of Directors may be fixed as an overall payment or other consideration and/or as a payment or other consideration in respect of attendance at meetings of the Board of Directors.  In addition to his remuneration, each Director shall be entitled to be reimbursed, retroactively or in advance, in respect of his reasonable expenses connected with performing his functions and services as a Director.  Such entitlement shall be determined in accordance with, and shall be subject to, a specific resolution or policy adopted by the Board of Directors regarding such matter and in accordance with the requirements of applicable law.

79.

79.1.
Subject to the provisions of the Companies Law with regard to External Directors and subject to Article 77 above and Article 82 below, the office of a member of the Board of Directors shall be vacated in any one of the following events:

79.1.1.	if he resigns his office by way of a letter signed by him, lodged at the Office;

79.1.2.	if he is declared bankrupt;

79.1.3.	if he becomes insane or unsound of mind;

79.1.4.	upon his death;

79.1.5.	if he is prevented by applicable law from serving as a Director of the Company;

79.1.6.	if the Board terminates his office according to Section 231 of the Companies Law;

79.1.7.	if a court order is given in accordance with Section 233 of the Companies Law;

79.1.8.	if he is removed from office by a Resolution at a General Meeting of the Company adopted by a majority of the voting power in the Company; or

79.1.9.	if his period of office has terminated in accordance with the provisions of these Articles.

79.2.
If the office of a member of the Board of Directors should be vacated, the remaining members of the Board of Directors shall be entitled to act for all purposes, for as long as their number does not fall below the minimum, for the time being, specified for the Directors, as prescribed in Article 76 above. Should their number fall below the aforesaid minimum, the Directors shall not be entitled to act, except for the appointment of additional directors, or for the purpose of calling a General Meeting for the appointment of additional directors, or for the purpose of calling a General Meeting for the appointment of a new Board of Directors.

79.3.	The office of an External Director shall be vacated only in accordance with the provisions for the vacation of office and the removal of External Directors under the Companies Law.

OTHER PROVISIONS REGARDING DIRECTORS

80.

80.1.
Subject to any mandatory provisions of applicable law, a Director shall not be disqualified by virtue of his office from holding another office in the Company or in any other company in which the Company is a shareholder or in which it has any other form of interest, or of entering into a contract with the Company, either as seller or buyer or otherwise. Likewise, no contract made by the Company or on its behalf in which a Director has any form of interest may be nullified and a Director shall not be obliged to account to the Company for any profit deriving from such office, or resulting from such contract, merely by virtue of the fact that he serves as a Director or by reason of the fiduciary relationship thereby created, but such Director shall be obliged to disclose to the Board of Directors the nature of any such interest at the first opportunity.

A general notice to the effect that a Director is a shareholder or has any other form of interest in a particular firm or a particular company and that he must be deemed to have an interest in any business with such firm or company shall be deemed to be adequate disclosure for purposes of this Article in relation to such Director, and after such general notice has been given, such Director shall not be obliged to give special notice in relation to any particular business with such firm or such company.

80.2.
Subject to the provisions of the Companies Law and these Articles, the Company shall be entitled to enter into a transaction in which an Office Holder of the Company has a personal interest, directly or indirectly, and may enter into any contract or otherwise transact any business with any third party in which contract or business an Office Holder has a personal interest, directly or indirectly.

81.
The Board of Directors shall elect one (1) or more of its members to serve as the Chairman of the Board of Directors (the “Chairman of the Board of Directors”), provided that, subject to the provisions of Section 121(c) of the Companies Law, the Chief Executive Officer of the Company shall not serve as Chairman of the Board of Directors. The office of Chairman of the Board of Directors shall be vacated in each of the cases mentioned in Articles 79.1 above and 82 below. The Board of Directors may also elect one or more members to serve as Vice Chairman, who shall have such duties and authorities as the Board of Directors may assign to him or her.

82.
Subject to the relevant provisions of the Companies Law, the Company may, in a General Meeting, by a Resolution adopted by a majority of the voting power in the Company, dismiss any Director, prior to the end of his term of office and the Board of Directors shall be entitled, by regular majority, with the exception of the External Directors who shall be appointed and removed in accordance with the Companies Law, to appoint another individual in his place as a Director. The individual so appointed shall hold such office only for that period of time during which the director whom he replaces would have held office.

83.	A Director shall not be obliged to hold any share in the Company.

CHIEF EXECUTIVE OFFICER

84.

84.1.
The Board of Directors shall, from time to time, appoint a Chief Executive Officer and subject to the provisions of the Companies Law delineate his powers and authorities and his remuneration. Subject to any contract between the Chief Executive Officer and the Company, the Board of Directors may dismiss him or replace him at any time it deems fit.

84.2.
A Chief Executive Officer need not be a Director or Shareholder.

Subject to the provisions of any contract between the Chief Executive Officer and the Company, if the Chief Executive Officer is also a Director, all of the same provisions with regard to appointment, resignation and removal from office shall apply to the Chief Executive Officer in his capacity as a Director, as apply to the Company's other Directors.

84.3.
The Board of Directors shall be entitled from time to time to delegate to the Chief Executive Officer for the time being such of the powers it has pursuant to these Articles as they deem appropriate, and the Board of Directors shall be entitled to grant such powers for such period and for such purposes and on such conditions and with such restrictions as it deem appropriate, and it shall be entitled to grant such powers without renouncing the powers and authorities of the Board of Directors in such regard, and it may, from time to time, revoke, annul and alter such delegated powers and authorities, in whole or in part.

84.4.
Subject to the provisions of any applicable law, the remuneration of the Chief Executive Officer shall be fixed from time to time by the Board of Directors (and, so long as required by the Companies Law, shall be approved by the Compensation Committee and by the Shareholders unless exempted from Shareholders approval) and such remuneration may be in the form of a fixed salary or commissions or a participation in profits, or in any other manner which may be decided by the Board of Directors (and approved according to this Article 84.4).

PROCEEDINGS OF THE BOARD OF DIRECTORS

85.

85.1.	The Board of Directors shall convene for a meeting at least once every fiscal quarter.

85.2.
The Board of Directors may meet in order to exercise its powers pursuant to Section 92 of the Companies Law, including without limitation to supervise the Company’s affairs, and it may, subject to the provisions of the Companies Law, adjourn its meetings and regulate its proceedings and operations as it deems fit. It may also prescribe the quorum required for the conduct of business. Until otherwise decided a quorum shall be constituted if a majority of the Directors holding office for the time being are present.

85.3.
Should a Director or Directors be barred from being present and voting at a meeting of the Board of Directors pursuant to Section 278 of the Companies Law, the quorum shall be a majority of the Directors entitled to be present and to vote at the meeting of the Board of Directors.

86.
Any Director, the Chief Executive Officer or the auditor of the Company in the event stipulated in Section 169 of the Companies Law, may, at any time, demand the convening of a meeting of the Board of Directors. The Chairman of the Board shall be obliged, on such demand, to call such meeting on the date requested by the Director, the Chief Executive Officer or the auditor of the Company soliciting such a meeting, provided that proper notice pursuant to Article 87 is given.

87.
Every Director shall be entitled to receive notice of meetings of the Board of Directors, and such notice may be in writing or by facsimile, or electronic mail, sent to the last address (whether physical or electronic) or facsimile number given by the Director for purposes of receiving notices, provided that the notice shall be given at least a reasonable amount of time prior to the meeting and in no event less than 48 (forty eight) hours prior notice, unless the urgency of the matter(s) to be discussed at the meeting reasonably require(s) a shorter notice period.

88.	Every meeting of the Board of Directors at which a quorum is present shall have all the powers and authorities vested for the time being in the Board of Directors.

89.
Questions which arise at meetings of the Board of Directors shall be decided by a simple majority of the members of the Board of Directors attending such meeting and voting on such matter. In the case of an equality of votes of the Board of Directors, the Chairman of the Board of Directors shall not have a second or casting vote, and the proposal shall be deemed to be defeated.

If the Chairman of the Board of Directors is not present within 30 (thirty) minutes after the time appointed for the meeting, the Directors present shall elect one of their members to preside at such meeting.

90.
The Board of Directors may adopt resolutions, without actually convening a meeting of the Board of Directors, provided that all the Directors entitled to participate in the meeting and to vote on the subject brought for decision agree thereto. If resolutions are made as stated in this Article 90, the Chairman of the Board of Directors shall record minutes of the decisions stating the manner of voting of each Director on the subjects brought for decision, as well as the fact that all the Directors agreed to take the decision without actually convening.

91.
The Board of Directors may hold meetings by use of any means of communication, on condition that all participating Directors can hear each other at the same time. In the case of a resolution passed by way of a telephone call or any such other means of communication, a copy of the text of the resolution shall be sent, as soon as possible thereafter, to the Directors.

GENERAL POWERS OF THE BOARD OF DIRECTORS

92.
The supervision of the Company’s affairs shall be in the hands of the Board of Directors, which shall be entitled to exercise all of the powers and authorities to perform any act and deed which the Company is entitled to exercise and to perform in accordance with these Articles or according to the Companies Law, and in respect of which there is no provision or requirement in these Articles, or in the Companies Law or/and in the U.S. Rules, that such powers and authorities may be exercised or done by the Shareholders in a General Meeting or by a Committee of Directors.

93.
The Board of Directors may, as it deems fit and subject to any applicable law, delegate to a committee (a “Committee of Directors”) certain of its powers and authorities, in whole or in part (as appropriate). The curtailment or revocation of the powers and authorities of a Committee of Directors by the Board of Directors shall not invalidate a prior act of such Committee of Directors or an act taken in accordance with its instructions, which would have been valid had the powers and authorities of the Committee of Directors not been altered or revoked by the Board of Directors. Subject to applicable law, a Committee of Directors may be comprised of one (1) Director or of several Directors, and in the case of a Committee of Directors that is appointed to advise the Board of Directors only, persons who are not Directors may be appointed to it.

94.
The meetings and proceedings of every such Committee of Directors which is comprised of 2 (two) or more members shall be conducted in accordance with the provisions contained in these Articles in regard to the conduct of meetings and proceedings of the Board of Directors to the extent that the same are suitable for such committee, and so long as no provisions have been adopted in replacement thereof by the Board of Directors.

RATIFICATION OF ACTIONS

95.
Subject to the Companies Law, all acts taken in good faith by the Board of Directors and/or a Committee of Directors or by an individual acting as a member thereof shall be valid even if it is subsequently discovered that there was a defect in the appointment of the Board of Directors, the Committee of Directors or the member, as the case may be, or that the members, or one of them, was/were disqualified from being appointed as a Director/s or to a Committee of Directors.

96.

96.1.
The Board of Directors or any Committee of Directors may ratify any act the performance of which at the time of the ratification was within the scope of the authority of the Board of Directors or the relevant Committee of Directors.

96.2.	The General Meeting shall be entitled to ratify any act taken by the Board of Directors and/or any Committee of Directors without authority or which was tainted by some other defect.

96.3.	From the time of the ratification, every act ratified as aforesaid, shall be treated as though lawfully performed from the outset.

97.	The Board of Directors may, from time to time, in its absolute discretion, borrow or secure any amounts of money required by the Company for the conduct of its business.

98.
The Board of Directors shall be entitled to raise or secure the repayment of an amount obtained by them, in such way and on such conditions and times as they deem fit. The Board of Directors shall be entitled to issue documents of undertaking, such as options, debentures or debenture stock, whether linked or redeemable, convertible debentures or debentures convertible into other securities, or debentures which carry a right to purchase shares or to purchase other securities, or any mortgage, pledge, collateral or other charge over the property of the Company and its undertaking, in whole or in part, whether present or future, including the uncalled share capital or the share capital which has been called but not yet paid.

The deeds of undertaking, debentures of various types or other forms of collateral security may be issued at a discount, at a premium or otherwise and with such preferential or deferred or other rights, as the Board of Directors shall, from time to time, decide.

SIGNING POWERS

99.
Subject to any other resolution on the subject passed by the Board of Directors, the Company shall be bound only pursuant to a document in writing bearing its seal or its rubber stamp or its printed name, and the signature of whomever may be authorized by the Board of Directors, which shall be entitled to empower any person, either alone or jointly with another, even if he is not a Shareholder or a Director, to sign and act in the name and on behalf of the Company.

100.
The Board of Directors shall be entitled to prescribe separate signing power in regard to different businesses of the Company and in respect of the limit of the amounts in respect of which various persons shall be authorized to sign.

SECRETARY, OFFICE-HOLDERS, CLERKS AND REPRESENTATIVES

101.
The Board of Directors shall be entitled, from time to time, to appoint, or to delegate to the Chief Executive Officer, either alone or together with other persons designated by the Board of Directors, the ability to appoint Office Holders (other than Directors), a Secretary for the Company, employees and agents to such permanent, temporary or special positions, and to specify and change their titles, authorities and duties, and may set, or delegate to the Chief Executive Officer, either alone or together with other persons designated by the Board of Directors, the ability to set salaries, bonuses and other compensation of any employee or agent who is not an Office Holder.  Salaries, bonuses and compensation of Office Holders who are not Directors shall be determined and approved by the Chief Executive Officer, and/or in such other manner as may be required from time to time under the Companies Law. The Board of Directors, or the Chief Executive Officer, either alone or together with other persons designated by the Board of Directors, (in the case of any Office Holder, employee or agent appointed thereby), shall be entitled at any time, in its, his or their (as applicable) sole and absolute discretion, to terminate the services of one of more of the foregoing persons (in the case of a Director, however, subject to compliance with Article 79 above), subject to any other requirements under applicable law.

102.
The Board of Directors and the Chief Executive Officer may from time to time and at any time, subject to their powers under these Articles and the Companies Law, empower any person to serve as representative of the Company for such purposes and with such powers and authorities, instructions and discretions for such period and subject to such conditions as the Board of Directors (or the Chief Executive Officer, as the case may be) shall deem appropriate. Consistent with the preceding sentence, the Board of Directors (or the Chief Executive Officer, as the case may be) may grant such person, inter alia, the power to transfer the authority, powers and discretions vested in him, in whole or in part. The Board of Directors may (or the Chief Executive Officer, as the case may be), from time to time, revoke, annul, vary or change any such power or authority, or all such powers or authorities collectively.

DIVIDENDS, BONUS SHARES, FUNDS AND CAPITALIZATION OF FUNDS AND PROFITS

103.	Unless otherwise permitted by the Companies Law, no dividends shall be paid other than out of the Company’s profits available for distribution as set forth in the Companies Law.

104.	The Board of Directors may decide on the payment of a dividend or on the distribution of bonus shares.

105.
A dividend in cash or bonus shares shall be paid or distributed, as the case may be, equally to the holders of the Ordinary Shares registered in the Register, pro rata to the nominal amount of capital paid up or credited as paid up on par value of the shares, without reference to any premium which may have been paid thereon. However, whenever the rights attached to any shares or the terms of issue of the shares do not provide otherwise, an amount paid on account of a share prior to the payment thereof having been called, or prior to the due date for payment thereof, and on which the Company is paying interest, shall not be taken into account for purposes of this Article as an amount paid-up on account of the share.

106.
Unless other instructions are given, it shall be permissible to pay any dividend by way of a check or payment order to be sent by post to the registered address of the Shareholder or the Person entitled thereto, or in the case of joint Shareholders being registered, to the Shareholder whose name appears first in the Register in relation to the joint shareholding. Every such check shall be made in favor of the Person to whom it is sent. A receipt by the Person whose name, on the date of declaration of the dividend, was registered in the Register as the owner of the shares, or in the case of joint holders, by one of the joint holders, shall serve as a discharge with regard to all the payments made in connection with such share.

The Board of Directors shall be entitled to invest any dividend which has not been claimed for a period of one (1) year after having been declared, or to make use thereof in any other way for the benefit of the Company until such time as it is claimed. The Company shall not be obliged to pay interest or linkage in respect of an unclaimed dividend. The payment by the Board of Directors of any unclaimed dividend into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

107.
Unless otherwise specified in the terms of issue of shares or securities convertible into, or which grant a right to purchase, shares, any shares that are fully paid-up or credited as paid-up shall at any time confer on their holders the right to participate in the full dividends and in any other distribution for which the determining date for the right to receive the same is the date at which the aforesaid shares were fully paid-up or credited as fully paid-up, as the case may be, or subsequent to such date.

108.	A dividend or other beneficial rights in respect of shares shall not bear interest.

109.
The Board of Directors shall be entitled to deduct from any dividend or other beneficial rights, all amounts of money which the holder of the share in respect of which the dividend is payable or in respect of which the other beneficial rights were given, may owe to the Company in respect of such share, whether or not the due date for payment thereof has arrived.

110.
The Board of Directors shall be entitled to retain any dividend or bonus shares or other beneficial rights in respect of a share in relation to which the Company has a lien, and to utilize any such amount or the proceeds received from the sale of any bonus shares or other beneficial rights, for the discharge of the debts or liabilities in respect of which the Company has a lien.

111.
The Board of Directors may decide that a dividend is to be paid, in whole or in part, by way of a distribution of assets of the Company in kind, including by way of debentures or debenture stock of the Company, or shares or debentures or debenture stock of any other company, or in any other way.

112.

112.1.
The Board of Directors may, at any time and from time to time, decide that any portion of the amounts standing for the time being to the credit of any capital fund (including a fund created as a result of a revaluation of the assets of the Company), or which are held by the Company as profits available for distribution, shall be capitalized for distribution subject to and in accordance with the provisions of the Companies Law and of these Articles, amongst those Shareholders who are entitled thereto and pro rata to their entitlement under these Articles, provided that the same shall not be paid in cash but shall serve for the payment up in full either at par or with a premium as prescribed by the Company, of shares which have not yet been issued or of debentures of the Company which shall be allotted and distributed amongst the Shareholders in the aforesaid ratio as fully paid-up shares or debentures.

112.2.
The Board of Directors shall be entitled to distribute bonus shares and to decide that the bonus shares shall be of the same class which confers on the Shareholders or the Persons entitled thereto the right to participate in the distribution of bonus shares, or may decide that the bonus shares shall be of a uniform class to be distributed to each of the Shareholders or Persons entitled to shares as aforesaid, without reference to the class of shares conferring the right to participate in the distribution on the holders of the shares or the Persons entitled thereto as aforesaid.

113.

113.1.
In every case that the Company issues bonus shares by way of a capitalization of profits or funds at a time at which securities issued by the Company are in circulation and confer on the holders thereof rights to convert the same into shares in the share capital of the Company, or options to purchase shares in the share capital of the Company (such rights of conversion or options shall henceforth be referred to as the “Rights”), the Board of Directors shall be entitled (in a case that the Rights or part thereof shall not be otherwise adjusted in accordance with the terms of their issue) to transfer to a special fund designated for the distribution of bonus shares in the future (to be called by any name that the Board of Directors may decide on and which shall henceforth be referred to as the “Special Fund”) an amount equivalent to the nominal amount of the share capital to which some or all of the Rights holders would have been entitled as a result of the issue of bonus shares, had they exercised their Rights prior to the determining date for the right to receive bonus shares, including rights to fractions of bonus shares, and in the case of a second or additional distribution of bonus shares in respect of which the Company acts pursuant to this Article, including entitlement stemming from a previous distribution of bonus shares.

113.2.
In the case of the allotment of shares by the Company as a consequence of the exercise of entitlement by the owners of shares in those cases in which the Board of Directors has made a transfer to the Special Fund in respect of the Rights pursuant to Article 113.1 above, the Board of Directors shall allot to each such shareholder, in addition to the shares to which he is entitled by virtue of having exercised his rights, such number of fully paid-up shares the nominal value of which is equivalent to the amount transferred to the Special Fund in respect of his rights, by way of a capitalization to be effected by the Board of Directors of an appropriate amount out of the Special Fund.  The Board of Directors shall be entitled to decide on the manner of dealing with rights to fractions of shares in its sole discretion.

113.3.
If after any transfer to the Special Fund has been made the Rights should lapse, or the period should end for the exercise of Rights in respect of which the transfer was effected without such Rights being exercised, then any amount which was transferred to the Special Fund in respect of the aforesaid unexercised Rights shall be released from the Special Fund, and the Company may deal with the amount so released in any manner it would have been entitled to deal therewith had such amount not been transferred to the Special Fund.

114.	For the implementation of any resolution regarding a distribution of shares or debentures by way of a capitalization of profits as aforesaid, the Board of Directors may:

114.1.
Resolve any difficulty which arises or may arise in regard to the distribution in such manner as it deems fit and may take all of the steps that it deems appropriate in order to overcome such difficulty.

114.2.
Issue certificates in respect of fractions of shares, or decide that fractions of less than an amount to be decided by the Board of Directors shall not be taken into account for purposes of adjusting the rights of the Shareholders or may sell the fractions of shares and pay the proceeds (net) to the Persons entitled thereto.

114.3.
Sign, or appoint a Person to sign, on behalf of the Shareholders on any contract or other document which may be required for purposes of giving effect to the distribution, and, in particular, shall be entitled to sign or appoint a Person who shall be entitled to appoint and submit a contract as referred to in Section 291 of the Companies Law.

114.4.	Make any arrangement or other scheme which is required in the opinion of the Board of Directors in order to facilitate the distribution.

115.
The Board of Directors shall be entitled, as it deems appropriate and expedient, to appoint trustees or nominees for those registered Shareholders who have failed to notify the Company of a change of their address and who have not applied to the Company in order to receive dividends, shares or debentures out of capital, or other benefits during the aforesaid period. Such trustees or nominees shall be appointed for the use, collection or receipt of dividends, shares or debentures out of capital and rights to subscribe for shares which have not yet been issued and which are offered to the Shareholders but they shall not be entitled to transfer the shares in respect of which they were appointed, or to vote on the basis of holding such shares.  In all of the terms and conditions governing such trusts and the appointment of such nominees it shall be stipulated by the Company that upon the first demand by a beneficial holder of a share being held by the trustee or nominee, such trustee or nominee shall be obliged to return to such shareholder the share in question and/or all of those rights held by it on the Shareholder’s behalf (all as the case may be). Any act or arrangement effected by any such nominees or trustee and any agreement between the Board of Directors and a nominee or trustee shall be valid and binding in all respects.

116.
The Board of Directors may from time to time prescribe the manner for payment of dividends or the distribution of bonus shares and the arrangement connected therewith. Without derogating from the generality of the foregoing, the Board of Directors shall be entitled to pay any dividends or moneys in respect of shares by sending a check via the mails to the address of the holder of registered shares according to the address registered in the register of Shareholders. Any dispatch of a check as aforesaid shall be done at the risk of the shareholder.

In those cases in which the Board of Directors specifies the payment of a dividend, distribution of shares or debentures out of capital, or the grant of a right to subscribe for shares which have not yet been issued and which are offered to the Shareholders against the delivery of an appropriate coupon attached to any share certificate, such payment, distribution or grant of right to subscribe against a suitable coupon to the holder of such coupon, shall constitute a discharge of the Company’s debt in respect of such operation as against any person claiming a right to such payment, distribution or grant of right to subscribe, as the case may be.

117.
If two (2) or more Persons are registered as joint holders of a share, each of them shall be entitled to give a valid receipt in respect of any dividend, share or debenture out of capital, or other moneys, or benefits, paid or granted in respect of such share.

BOOKS OF THE COMPANY

118.
The Board of Directors shall comply with all the provisions of the Companies Law in regard to the recording of charges and the keeping and maintaining of a register of directors, register of Shareholders and register of charges.

119.
Any book, register and record that the Company is obliged to keep in accordance with the Companies Law or pursuant to these Articles shall be recorded in a regular book, or by digital, electronic or other means, as the Board of Directors shall decide.

120.
Subject to and in accordance with the provisions of Sections 138 and 139 of the Companies Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board of Directors may deem fit, and, subject to all applicable requirements of the Companies Law, the Board of Directors may from time to time adopt such rules and procedures as it may deem fit in connection with the keeping of such supplementary registers.

BOOKS OF ACCOUNT

121.
The Board of Directors shall keep proper books of account in accordance with the provisions of the Companies Law. The books of account shall be kept at the Office, or at such other place or places as the Board of Directors shall deem appropriate, and shall at all times be open to the inspection of members of the Board of Directors. A Shareholder of the Company who is not a member of the Board of Directors shall not have the right to inspect any books or accounts or documents of the Company, unless such right has been expressly granted to him by the Companies Law, or if he has been permitted to do so by the Board of Directors or by the Shareholders based on a Resolution adopted at a General Meeting.

122.	[RESERVED]

123.	At least once each year the accounts of the Company and the correctness of the statement of income and the balance sheet shall be audited and confirmed by an independent auditor or auditors.

124.
The Company shall, in an annual General Meeting, appoint an independent auditor or auditors who shall hold such position until the next annual General Meeting, and their appointment, remuneration and rights and duties shall be subject to the provisions of the Companies Law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in an annual General Meeting may, by a Resolution, act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such Resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with both the volume and nature of the services rendered by the auditor(s).  By an act appointing such auditors, the Company may appoint the auditor(s) to serve for a period of up to the end of completion of the audit of the yearly financial statements for the three (3) year period then ended.

125.
The auditors shall be entitled to receive notices of every General Meeting of the Company and to attend such meetings and to express their opinions on all matters pertaining to their function as the auditors of the Company.

126.
Subject to the provisions of the Companies Law and the U.S. Rules, any act carried out by the auditors of the Company shall be valid as against any person doing business in good faith with the Company, notwithstanding any defect in the appointment or qualification of the auditors.

127.
For as long as the Company is a Public Company, as defined in the Companies Law, it shall appoint an internal auditor possessing the authorities set forth in the Companies Law. The internal auditor of the Company shall present all of its proposed work plans to the Audit Committee of the Board of Directors, which shall have the authority to approve them, subject to any modifications in its discretion.

NOTICES

128.

128.1.
The Company may serve any written notice or other document on a Shareholder by way of delivery by hand, by facsimile transmission or by dispatch by prepaid registered mail to his address as recorded in the Register, or if there is no such recorded address, to the address given by him to the Company for the sending of notices to him.  Notwithstanding the foregoing or any other provision to the contrary contained herein, notices or any other information or documents required to be delivered to a Shareholder shall be deemed to have been duly delivered if submitted, published, filed or lodged in any manner prescribed by applicable law. With respect to the manner of providing such notices or other disclosures, the Company may distinguish between the Shareholders listed on its regular Registry and those listed in any “additional registry”, as defined in Section 138(a) of the Companies Law, administered by a transfer agent or stock exchange registration company.

128.2.
Any Shareholder may serve any written notice or other document on the Company by way of delivery by hand at the Office, by facsimile or email transmission to the Company or by dispatch by prepaid registered mail to the Company at the Office.

128.3.
Any notice or document which is delivered or sent to a Shareholder in accordance with these Articles shall be deemed to have been duly delivered and sent in respect of the shares held by him (whether in respect of shares held by him alone or jointly with others), notwithstanding the fact that such Shareholder has died or been declared bankrupt at such time (whether or not the Company knew of his death or bankruptcy), and shall be deemed to be sufficient delivery or dispatch to heirs, trustees, administrators or transferees and any other persons (if any) who have a right in the shares.

128.4.	Any such notice or other document shall be deemed to have been served:

128.4.1.	in the case of mailing, 48 hours after it has been posted, or when actually received by the addressee if sooner than 48 hours after it has been posted;

128.4.2.	in the case of overnight air courier, on the next day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner;

128.4.3.	in the case of personal delivery, when actually tendered in person to such Shareholder;

128.4.4.
in the case of facsimile or other electronic transmission (including email), the next day following the date on which the sender receives automatic electronic confirmation by the recipient’s facsimile machine or computer or other device that such notice was received by the addressee; or

128.4.5.
in the case a notice is, in fact, received by the addressee, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 128.

129.
Any Shareholder whose address is not described in the Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.  In the case of joint holders of a share, the Company shall be entitled to deliver a notice by dispatch to the joint holder whose name stands first in the Register in respect of such share.

130.
Whenever it is necessary to give notice of a particular number of days or a notice for another period, the day of delivery shall be counted in the number of calendar days or the period, unless otherwise specified.

131.
Notwithstanding anything to the contrary contained herein, notice by the Company of a General Meeting, containing the information required to be set forth in such notice under these Articles, which is published, within the time otherwise required for giving notice of such meeting, in:

131.1.
at least two daily newspapers in the State of Israel shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any Shareholder whose address as registered in the Register (or as designated in writing for the receipt of notices and other documents) is located in the State of Israel; and

131.2.
one daily newspaper in New York, NY, United States, and in one international wire service shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any shareholder whose address as registered in the Register (or as designated in writing for the receipt of notices and other documents) is located outside the State of Israel.

INSURANCE, INDEMNITY AND EXCULPATION

132.
Subject to the provisions of the Companies Law, the Company shall be entitled to enter into a contract to insure all or part of the liability of an Office Holder of the Company, imposed on him in consequence of an act which he has performed by virtue of being an Office Holder, in respect of any of the following:

132.1.	The breach of a duty of care to the Company or to any other Person;

132.2.
The breach of a fiduciary duty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds for believing that the action would not adversely affect the best interests of the Company;

132.3.	A pecuniary liability imposed on him in favor of any other person in respect of an act done in his capacity as an Office Holder.

132.4.	Any other circumstances arising under the law with respect to which the Company may, or will be able to, insure an Office Holder.

133.
Subject to the provisions of the Companies Law, the Company shall be entitled to indemnify an Office Holder of the Company, to the fullest extent permitted by applicable law. Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided, in each of the below cases, that such liabilities or expenses were incurred by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

133.1.
a monetary liability imposed on him in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; provided, however, that: (a) any indemnification undertaking with respect to the foregoing shall be limited (i) to events which, in the opinion of the Board of Directors, are foreseeable in light of the Company’s actual operations at the time of the granting of the indemnification undertaking, and (ii) to an amount or by criteria determined by the Board of Directors to be reasonable in the given circumstances; and (b) the events that in the opinion of the Board of Directors are foreseeable in light of the Company’s actual operations at the time of the granting of the indemnification undertaking are listed in the indemnification undertaking together with the amount or criteria determined by the Board of Directors to be reasonable in the given circumstances;

133.2.
reasonable litigation expenses, including legal fees, paid for by the Office Holder, in an investigation or proceeding conducted against such Office Holder by an agency authorized to conduct such investigation or proceeding, and which investigation or proceeding: (i) concluded without the filing of an indictment (as defined in the Companies Law) against such Office Holder and without there having been a monetary liability imposed against such Office Holder in lieu of a criminal proceeding (as defined in the Companies Law); (ii) concluded without the filing of an indictment against such Office Holder but with there having been a monetary liability imposed against such Office Holder in lieu of a criminal proceeding for an offense that does not require proof of criminal intent; or (iii) involves financial sanction;

133.3.
reasonable litigation expenses, including legal fees, paid for by the Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which the Office Holder is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent; and

133.4.
any other event, occurrence or circumstances in respect of which the Company may lawfully indemnify an Office Holder of the Company (including, without limitation, indemnification with respect to the matters referred to under Section 56h(b)(1) of the Israeli Securities Law 5728-1968, as amended.

133.5.
The Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that the undertaking is limited to categories of events which in the opinion of the Board of Directors can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board of Directors as reasonable under the circumstances, and (ii) retroactively.

134.
Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may, to the maximum extent permitted by the Companies Law, exempt and release, in advance, any Office Holder from any liability for damages arising out of a breach of a duty of care towards the Company.

135.

135.1.
Any amendment to the Companies Law adversely affecting the right of any Office Holder to be indemnified or insured pursuant to Articles 132, 133 and 134 and any amendments to Articles 132, 133 and 134 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

135.2.
The provisions of Articles 132, 133 and 134 are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification and/or exculpation, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

WINDING-UP AND REORGANIZATION

136.
Should the Company be wound up and the assets of the Company made available for distribution among Shareholders be insufficient to repay all of the Company’s paid-up capital, such assets shall be divided in a manner whereby the losses shall, as far as possible, be borne by the Shareholders pro rata to the nominal value of the paid-up capital on the shares held by each of them, and, if at the time of the winding-up, the property of the Company available for distribution among the Shareholders should exceed the amount sufficient for the repayment of the full nominal value of the paid-up capital at the time of commencement of the winding-up, the surplus shall be distributed to the Shareholders pro rata to the paid-up capital held by each of them.

137.
Upon the sale of the Company’s assets, the Board of Directors may, or in the case of a liquidation, the liquidators may, if authorized to do so by a Resolution of the Company, accept fully or partly paid-up shares, or securities of another company, Israeli or non-Israeli, whether in existence at such time or about to be formed, in order to purchase the property of the Company, or part thereof, and to the extent permitted under the Companies Law, the Board of Directors may (or in the case of a liquidation, the liquidators may) distribute the aforesaid shares or securities or any other property of the Company among the Shareholders without realizing the same, or may deposit the same in the hands of trustees for the Shareholders, and the General Meeting by a Resolution may decide, subject to the provisions of the Companies Law, on the distribution or allotment of cash, shares or other securities, or the property of the Company and on the valuation of the aforesaid securities or property at such price and in such manner as the Shareholders at such General Meeting shall decide, and all of the Shareholders shall be obliged to accept any valuation or distribution determined as aforesaid and to waive their rights in this regard, except, in a case in which the Company is about to be wound-up and is in the process of liquidation, for those legal rights (if any) which, according to the provisions of the Companies Law, may not be changed or modified.

FORUM FOR ADJUDICATION OF DISPUTES

138.
(a) Unless the Company consents in writing to the selection of an alternative forum, with respect to any causes of action arising under the Securities Act of 1933 as amended, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against any person or entity, including such claims brought against the Company, its directors, officers, employees, advisors, attorneys, accountants, or underwriters; and (b) unless the Company consents in writing to the selection of an alternative forum, the Tel Aviv District Court shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Israeli Companies Law 5759-1999 or the Israeli Securities Law 5728-1968. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to these provisions.